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                                                                       EXHIBIT 5

March 6, 2003

Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio  44124

Re:     Parker Hannifin Corporation Non-Employee
        Directors' Stock Plan


Ladies and Gentlemen:

        I have acted as counsel for Parker-Hannifin Corporation, an Ohio corporation (the "Company"), in connection with its Non-Employee Directors' Stock Plan ("Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that the shares of the Company's Common Stock, par value $.50 per share (the "Common Shares"), that may be issued and sold pursuant to the Plan will be duly authorized, validly issued, fully paid and nonassessable when issued and sold in accordance with the Plan, provided that the consideration received by the Company is at least equal to the par value of the Common Shares.

        I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 that is being filed by the Company with the Securities and Exchange Commission regarding the Plan.

Very truly yours,

/s/ Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr.
General Counsel